Form of Employment Agreement
Each of the following executive officers has entered into an Employment Agreement with the Registrant in the form attached, with the variations noted below.

EXECUTION DATE	February 21, 2023
EXECUTIVE	Julie Iskow
TERM	The term of Executive’s employment hereunder will commence on the Effective Date and will continue until terminated as set forth in the Employment Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
TITLE	Chief Executive Officer and President
REPORTS TO	The Board of Directors
PRIMARY LOCATION	The Executive’s residence in Alamo, California
BASE SALARY	$610,000
BONUS GUARANTEE	N/A
DEFAULT TARGET BONUS	125%
SIGNING BONUS	N/A
EQUITY AWARDS	During the Employment Term the Executive shall be eligible to receive grants pursuant to the Workiva Inc. 2014 Equity Incentive Plan or such other equity compensation plan as may be in effect from time to time (“Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
SEVERANCE MULTIPLE	Two (2)
SEVERANCE MULTIPLE (CIC)	Three (3)
GOVERNING LAW	Iowa

EXECUTION DATE	October 1, 2023
EXECUTIVE	Brandon Ziegler
TERM	The term of Executive’s employment hereunder will commence on the Effective Date and will continue until terminated as set forth in the Employment Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
TITLE	Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary
REPORTS TO	The Chief Executive Officer
PRIMARY LOCATION	The Executive’s residence in Scarsdale, New York
BASE SALARY	$400,000
BONUS GUARANTEE	N/A
DEFAULT TARGET BONUS	75%
SIGNING BONUS	N/A
EQUITY AWARDS	During the Employment Term the Executive shall be eligible to receive grants pursuant to the Workiva Inc. 2014 Equity Incentive Plan or such other equity compensation plan as may be in effect from time to time (“Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
SEVERANCE MULTIPLE	Two (2)
SEVERANCE MULTIPLE (CIC)	Three (3)
GOVERNING LAW	Delaware
2

EXECUTION DATE	February 19, 2024
EXECUTIVE	Jill Klindt
TERM	The term of Executive’s employment hereunder will commence on the Effective Date and will continue until terminated as set forth in the Employment Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
TITLE	Executive Vice President, Chief Financial Officer and Treasurer
REPORTS TO	The Chief Executive Officer
PRIMARY LOCATION	The Executive’s residence in Ames, Iowa
BASE SALARY	$412,000
BONUS GUARANTEE	N/A
DEFAULT TARGET BONUS	75%
SIGNING BONUS	N/A
EQUITY AWARDS	During the Employment Term the Executive shall be eligible to receive grants pursuant to the Workiva Inc. 2014 Equity Incentive Plan or such other equity compensation plan as may be in effect from time to time (“Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
SEVERANCE MULTIPLE	Two (2)
SEVERANCE MULTIPLE (CIC)	Three (3)
GOVERNING LAW	Iowa
3

EMPLOYMENT AGREEMENT
This Employment Agreement is entered into by [EXECUTIVE] (“Executive”) and Workiva Inc., a Delaware corporation (“Company”) as of [EXECUTION DATE].
WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and
WHEREAS, Executive desires to be employed by Company on such terms and conditions.
NOW, THEREFORE, the parties agree as follows:
1.Term. The term of Executive’s employment hereunder will commence on [EFFECTIVE DATE] (“Effective Date”) and will continue until terminated as set forth below. The period during which Executive is employed by Company hereunder is referred to as the “Employment Term.”
2.Position and Duties.
2.1Position. Executive will serve as [TITLE], reporting to Company’s [REPORTS TO]. Executive will have such duties, authority and responsibility as may be determined from time to time by Company’s [REPORTS TO], which are consistent with Executive’s position. Executive will, if requested by Company, also serve as a member of the Board of Directors of Company (“Board”) or as an officer or director of any affiliate of Company for no additional compensation.
2.2Duties. Executive agrees to devote his/her full business time and best efforts, energies and talents to the performance of Executive’s duties hereunder. Notwithstanding the foregoing, Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with his/her obligations pursuant to this Agreement or to any Company policy, including its Code of Conduct; provided that (i) Executive must disclose any such activity in writing to the [General Counsel/Chief Executive Officer]; and (ii) Executive may not serve as director of a public company or own five percent or more of the publicly traded securities of any company without the prior written consent of the Board, which will not be unreasonably withheld.
2.3Place of Performance. The principal place of Executive’s employment will be Executive’s residence in [PRIMARY LOCATION], provided that Executive may be required to travel on Company business as requested during the Employment Term.
3.Compensation.

3.1Base Salary. Company will pay Executive an annual base salary of $[BASE SALARY] in accordance with Company’s standard payroll practices. Executive’s base salary will be reviewed at least annually by the Board, and the Board may, but will not be required to, increase the base salary during the Employment Term. Executive’s annual base salary, as in effect from time to time, is referred to as “Base Salary.”
3.2Annual Bonus.
(a)For each complete fiscal year of the Employment Term commencing with the fiscal year ending [DATE, YEAR], Executive will have the opportunity to earn an annual bonus (“Annual Bonus”), which bonus, if any, will be determined in the sole discretion of the Compensation Committee of the Board (“Compensation Committee”). The Compensation Committee will also have the sole discretion to adopt a performance-based bonus plan or arrangement, in which case Executive will participate in such plan or arrangement on terms commensurate with other executives of Company. The Compensation Committee will have the sole discretion to establish the level of target bonus (“Target Bonus”) for each participant in any such plan based on the relative seniority and responsibility levels of the participants. For each partial fiscal year of the Employment Term, the amount of Executive’s Annual Bonus, if any, will be determined by the Compensation Committee in its sole discretion. Notwithstanding anything in the foregoing to the contrary, for the fiscal year ending [DATE, YEAR], Executive’s Target Bonus shall be equal to [DEFAULT TARGET BONUS]% of Executive’s Base Salary. For any fiscal year with respect to which the Compensation Committee has not established a Target Bonus for Executive, for purposes of this Agreement, Executive’s Target Bonus shall be deemed to be equal to [DEFAULT TARGET BONUS]% of Executive’s Base Salary as in effect on the first day of such fiscal year.
(b)The Annual Bonus, if any, will be paid within two-and-a-half months after the end of the applicable fiscal year.
(c)Except as otherwise provided below, in order to be eligible to receive an Annual Bonus, Executive must be employed by Company on the last day of the applicable fiscal year.
3.3Equity Awards. During the Employment Term, Executive shall be eligible to receive grants pursuant to the Workiva Inc. 2014 Equity Incentive Plan or such other equity compensation plan as may be in effect from time to time (“Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion. The Equity Plan, together with Executive’s underlying award agreements, shall be referred to as the “Equity Documents.”
3.4Employee Benefits. Executive will be entitled to receive all employee benefits, including paid time off, and participate in all employee benefit plans maintained by Company from time to time (collectively, “Employee Benefit Plans”), subject to meeting eligibility requirements. Company reserves the right to amend or terminate any benefit plan at any time in its sole discretion, subject to the terms of such plan and applicable law.
3.5Business Expenses. Executive will be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred in connection with the performance of Executive’s duties, in accordance with Company’s expense reimbursement policies and procedures.
3.6Indemnification.
(a)Company will provide indemnification to Executive on the same terms provided to other officers and directors, during and after employment, to the full extent provided in Company’s organizational documents and by applicable law.
(b)During the Employment Term and for six years beyond the date on which Executive’s employment with Company ends, Company will maintain Directors & Officers liability insurance with limits typical for entities of Company’s size on terms that are no less favorable than the coverage provided to other directors and senior officers of Company.
(c)Costs and expenses incurred by Executive in defense of any action for which indemnification is provided will be paid by Company in advance of the final disposition of such action upon receipt by Company of: (i) a written request for payment; (ii) documentation evidencing the amount and nature of the costs and expenses for which payment is being sought; and (iii) an agreement by Executive to repay these amounts if it is ultimately determined that Executive is not entitled to indemnification by Company.
(d)Nothing herein shall limit any right that Executive may have in respect of indemnification, contribution, advancement, or liability insurance coverage under any other plan, agreement, policy or arrangement of Company (including the Indemnification Agreement between Company and Executive, dated [IA EXECUTION DATE]) or under applicable law.
3.7Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Company pursuant to any such law, government regulation or stock exchange listing requirement).
4.Termination of Employment. Executive’s employment with Company may be terminated in accordance with the provisions below. The date on which Executive’s employment terminates is the “Termination Date,” provided however, that the Termination Date will not be prior to the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

4.1Termination for Cause or Without Good Reason.
(a)Executive’s employment may be terminated by Company immediately for Cause or by Executive without Good Reason upon 30 days’ written notice to Company, in which case Executive will be entitled to receive:
(i)any accrued, unpaid Base Salary and accrued, unused vacation or other paid time off through the Termination Date, which shall be paid on Company’s regular payroll date immediately following the Termination Date in accordance with Company’s customary payroll procedures;
(ii)any earned, unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which will be paid on the otherwise applicable payment date;
(iii) reimbursement for unreimbursed business expenses in accordance with Company’s expense reimbursement policy; and
(iv) such employee benefits, if any, as to which Executive may be entitled under Company’s Employee Benefit Plans as of the Termination Date.
These above items are referred to collectively as the “Accrued Amounts.” The treatment of any outstanding equity awards will be determined in accordance with the Equity Documents.
(b)For purposes of this Agreement, “Cause” will mean:
(i)any action by Executive which has or is reasonably expected to have a material adverse effect on Company;
(ii)Executive’s willful failure to perform his/her material duties (other than any such failure resulting from incapacity due to physical or mental illness);
(iii) use of alcohol or drugs which materially interferes with the performance of Executive’s duties and obligations under this Agreement; or
(iv) material breach of a material term of this Agreement or any material policy of Company, including its anti-harassment policy.
Cause will not exist unless the Board has provided written notice to Executive of the existence of the circumstances constituting Cause, and if such grounds are curable, Executive has had at least 15 calendar days to cure. Termination of Executive's employment will not be deemed to be for Cause until Company delivers to Executive a copy of a resolution duly adopted by a vote of not less than a majority of the Board (after written notice is provided to Executive and Executive is given an opportunity, with counsel, to be heard before the Board), finding that Executive has engaged in the conduct described.

(c)For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following:
(i)a reduction in Executive’s Base Salary without Executive’s written consent, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;
(ii)a reduction in Executive’s Target Bonus opportunity from any Target Bonus opportunity in effect for the prior fiscal year without Executive’s written consent;
(iii) a relocation of Executive’s principal place of employment by more than 50 miles without Executive’s written consent;
(iv) Company's failure to obtain an agreement from any successor to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(v)any material breach by Company of any material provision of this Agreement or any material provision of any other agreement between Executive and Company (including, for the avoidance of doubt, the Equity Documents);
(vi) a material, adverse change in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law) without Executive’s written consent; or
(vii)a material adverse change in the reporting structure applicable to Executive without Executive’s written consent.
Executive may not terminate his/her employment for Good Reason unless Executive has provided written notice to Company of the existence of the circumstances constituting a Good Reason within 60 calendar days of the date he/she becomes aware of the existence of such grounds and Company has had at least 15 calendar days to cure. If Executive does not provide a notice of termination within 120 days after Executive first becomes aware of the occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.
4.2Termination Without Cause or for Good Reason.
(a)Executive’s employment hereunder may be terminated by Executive for Good Reason or by Company without Cause, upon 30 days’ written notice. Company, in its discretion, may pay Executive’s salary in lieu of all or part of the notice period. In the event of such termination, Executive will be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 5 and Section 7 of this Agreement and execution of a release in favor of Company in substantially the form attached hereto as Annex A (“Release”), Executive will be entitled to receive the following:
(i)A lump sum payment, which will be paid within 30 days following the effective date of the Release, equal to [SEVERANCE MULTIPLE] times the sum of Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs.
(ii)With respect to the fiscal year in which the Termination Date occurs, an amount equal to the Annual Bonus last paid to Executive, prorated for the number of calendar days worked in the year in which the Termination Date occurs, payable in a single payment concurrent with the payment of the amounts due under Section 4.2(a)(i).
(iii) Subject to Executive’s timely election to continue benefits under COBRA, Company will reimburse Executive the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the tenth day of the month immediately following the month in which Executive timely remits the premium payment. Executive will be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.
(iv) The treatment of any outstanding equity awards will be determined in accordance with the terms of the applicable Equity Documents; provided that notwithstanding the terms of such Equity Documents, all underlying outstanding unvested stock or equity unit options, appreciation rights, stock appreciation rights and any other equity-based compensation awards thereunder shall become fully vested and exercisable for the remainder of their full term; provided, that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect.
4.3Death or Disability.
(a)Executive’s employment will terminate automatically upon Executive’s death during the Employment Term, and Company may terminate Executive’s employment on account of Executive’s Disability. In the event of such termination, Executive (or Executive’s estate and/or beneficiaries, as applicable) will be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 5 and Section 7 of this Agreement, as applicable, and execution of the Release by Executive or his/her estate, as applicable, Executive will be entitled to receive the following:
(i)A lump sum payment, which will be paid within 30 days following the effective date of the Release, equivalent to the sum of Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs.
(ii)With respect to the fiscal year in which the Termination Date occurs, an amount equal to the Annual Bonus last paid to Executive, prorated for the number of calendar days worked in the year in which the Termination Date occurs, payable in a single payment concurrent with the payment of the amounts due under Section 4.3(a)(i).
(iii) Subject to Executive’s timely election to continue benefits under COBRA, Company will reimburse Executive the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the tenth day of the month immediately following the month in which Executive timely remits the premium payment. Executive will be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.
(iv) The treatment of any outstanding equity awards will be determined in accordance with the terms of the applicable Equity Documents; provided that notwithstanding the terms of such Equity Documents, all underlying outstanding unvested stock or equity unit options, appreciation rights, stock appreciation rights and any other equity-based compensation awards thereunder shall become fully vested and exercisable for the remainder of their full term; provided, that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect.
(b)For purposes of this Agreement, “Disability” will mean Executive is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for 180 days out of any 365-day period, or 120 consecutive days.

4.4Change in Control.
(a)Notwithstanding any other provision contained herein, if Executive’s employment is terminated by Executive for Good Reason or by Company without Cause, in each case within three months prior to or two years following a Change in Control, Executive will be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 5 and Section 7 of this Agreement and Executive’s execution of a Release, will be entitled to receive the following:
(i)A lump sum payment equal to [CIC SEVERANCE MULTIPLE] times the sum of Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Termination Date occurs), which shall be paid within 30 days following the effective date of the Release.
(ii)A lump sum payment equal to Executive’s Target Bonus for the fiscal year in which the Termination Date occurs (or if greater, the year in which the Termination Date occurs), which shall be paid within 30 days following the effective date of the Release.
(iii) Subject to Executive’s timely election to continue benefits under COBRA, Company will reimburse Executive the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the tenth day of the month immediately following the month in which Executive timely remits the premium payment. Executive will be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.
(iv) The treatment of any outstanding equity awards will be determined in accordance with the terms of the applicable Equity Documents; provided that notwithstanding the terms of such Equity Documents, all underlying outstanding unvested stock or equity unit options, appreciation rights, stock appreciation rights and any other equity-based compensation awards thereunder shall become fully vested and exercisable for the remainder of their full term; provided, that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect.

(b)For purposes of this Agreement, “Change in Control” will mean the occurrence of any of the following:
(i)one person (or more than one person acting as a group) acquires beneficial ownership of voting securities of Company that, together with the voting securities held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of Company’s then outstanding voting securities;
(ii)one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) beneficial ownership of Company’s voting securities possessing 30 percent or more of the total voting power of Company’s then outstanding voting securities;
(iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(iv) the sale of all, or substantially all, of Company’s assets.
Notwithstanding the foregoing, a Change in Control will not occur unless such transaction constitutes a change in the ownership of Company, a change in effective control of Company, or a change in the ownership of a substantial portion of Company’s assets under Section 409A. For the avoidance of doubt, a Change in Control will not, by itself, result in the payment of the foregoing amounts or the vesting of any equity awards, except as expressly set forth in the applicable Equity Documents.
4.5Mitigation. Executive will not be obligated to seek other employment or otherwise mitigate the amounts payable under this Agreement, and except as provided above with respect to Company’s contribution to post-employment COBRA benefits, any amounts due Executive will not be reduced by compensation earned through employment with another employer.
4.6Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive will be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of Company or any of its affiliates.
4.7Section 280G.
(a)If any amount or benefit provided to Executive under this Agreement or otherwise (“Covered Payments”) would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (“Code”) that subjects Executive to the excise tax imposed under Section 4999 of the Code (or any similar tax) (“Excise Tax”), then the Covered Payments will be provided to Executive (i) in full, or (ii) as to such lesser amount as would result in no portion of the Covered Payments being subject to the Excise Tax (“Reduced Payment”), whichever of the foregoing amounts, after taking into account applicable federal, state, local and foreign taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis of the greatest amount of Covered Payments, notwithstanding that all or some portion of the Covered Payments may be subject to the Excise Tax.  Any reduction will be made consistent with Section 409A of the Code and its regulations.
(b)All calculations and determinations under this section will be made by an independent tax advisor appointed by Company, based on information provided by Company and/or Executive.   Company will bear any costs incurred in connection with these calculations.
5.Confidential Information.
5.1Executive acknowledges and agrees that he/she has executed the Confidential Information and Invention Assignment Agreement, effective [CIIAA EXECUTION DATE] (“Confidentiality Agreement”) and continues to be bound by it.
5.2Nothing in this Agreement or the Confidentiality Agreement will prevent (i) Executive from disclosing documents and information to the extent reasonably necessary in connection with any matter involving Executive’s rights or obligations under this Agreement or otherwise, or when required by law, (ii) Executive from retaining documents and information relating to his/her personal rights and obligations and his/her personal contact list; or (iii) Executive from disclosing documents and information to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice.
6.Restrictive Covenants.
6.1Executive acknowledges and agrees that (i) by virtue of Executive’s employment with Company, Executive will have access to valuable trade secrets and other confidential and proprietary information, relating to Company’s business, (ii) Executive’s skills, knowledge and services to Company are unique in nature, (iii) Company’s business is international in scope, and (iv) Company would be irreparably damaged if Executive were to violate the restrictions contained in this Agreement. Accordingly, Executive agrees that during the Employment Term and for one year following the termination of employment for any reason other than by Executive for Good Reason or by Company without Cause (“Restricted Period”), Executive will not:
(a)Perform any services for, provide business advice to or permit Executive’s name to be used by a Direct Competitor (as hereinafter defined); provided that nothing in this Agreement will prevent Executive from acquiring or owning up to two percent of the outstanding voting securities of any Direct Competitor which is publicly traded, subject to Executive’s compliance with Company policies then in effect;
(b)Take any action, in connection with or on behalf of a Direct Competitor, which might divert from Company any opportunity which would be within the scope of Company’s then business;

(c)Directly or through a third party acting with information Executive has provided, solicit any person or entity who is or has been (i) a customer of Company at any time to purchase any Competing Products or Services from any person or entity other than Company; or (ii) a customer, vendor or other business relation of Company at any time to cease doing business with Company; provided, however, that this subsection will apply only to customers, vendors or other business relations of Company with which Executive had contact or of which Executive had knowledge as a result of Executive’s employment; or
(d)Directly or through a third party acting with information Executive has provided solicit, encourage or induce any employee or consultant of Company to terminate his/her relationship with Company; provided that the foregoing will not be violated by any general solicitation not targeted at the prohibited group or by Executive serving as a reference upon request.
(e)As used herein, a “Direct Competitor” is any individual or entity that provides cloud-based solutions for improving productivity, collaboration and accountability in the areas of accounting, finance, risk and compliance, and any other such product or service as may be developed or marketed by Company during the Employment Term, including any Environmental, Sustainability and Governance solutions. The products and services subject to the foregoing definition are referred to as “Competing Products and Services.”
(f)Executive acknowledges and agrees that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Company.
7.Non-disparagement.
7.1Executive agrees that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Company or any of its employees, officers and existing and prospective customers, suppliers, investors and other associated third parties.
7.2Company agrees and covenants not to permit its officers, directors and senior management team to make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive.
7.3This section does not restrict or impede the parties from exercising protected rights, including whistleblower rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court or government agency, provided that such compliance does not exceed that required by any law, regulation or order. To the extent permissible, Executive shall, as soon as reasonably practicable, provide written notice of any such order to Company’s [Chief Legal and Administrative Officer/Chief Executive Officer].
8.Remedies. In the event of a breach or threatened breach by Executive of the Restrictive Covenants, Non-Disparagement or Confidentiality provisions of this Agreement, Executive hereby consents and agrees that Company will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. This equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
9.Security.
9.1Security and Access. Executive agrees to comply with all Company security policies and procedures as in effect from time to time. Executive agrees to notify Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any technology or other Company property or materials by others.
9.2Return of Property. Upon termination of Executive’s employment for any reason or upon Company’s request at any time, Executive will return to Company all Company property, including access cards, computers and related equipment, cell phones, electronic files, work product, removable storage devices, hard drives and all Company documents and materials belonging to Company and stored in any fashion. Executive must further delete or destroy all copies of any such documents and materials that remain in Executive’s possession or control and cannot be returned, including those stored on any non-Company devices.
10.Governing Law: Jurisdiction and Venue. This Agreement will be construed in accordance with the laws of [STATE] without regard to its conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement will be brought only in a state or federal court located in the state of [STATE].
11.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings or agreements, written and oral, with respect to such subject matter, including any prior employment agreement between Executive and Company. For clarity, this Agreement does not supersede the Equity Documents other than as set forth in Section 4.
12.Modification/Severability. In the event any restriction set forth in this Agreement is determined by a court to be unreasonable and/or unenforceable with respect to scope, time, or geographical or customer coverage, such restriction may be modified and narrowed by the court, so as to provide the maximum legally enforceable protection of Company’s interests as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein. Otherwise, no alteration or modification to this Agreement will be valid unless in writing and executed by both Parties.

13.Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
14. Section 409A.
14.1This Agreement and any payment made in respect hereto is intended to be exempt from Section 409A or, if and to the extent subject to Section 409A, to comply therewith and will be construed and administered in accordance with Section 409A of the Code. Any payments under this Agreement that may be excluded from Section 409A under the involuntary termination separation pay exemption or the short-term deferral exemption shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment.  If any reimbursements under this Agreement are subject to Section 409A, (i) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other calendar year, (ii) the right to such reimbursements may not be liquidated or exchanged for any other benefit, and (iii) reimbursement payments will be made to Executive as soon as practicable following the date that the expense is incurred, but no later than the last day of the calendar year following the calendar year in which the expense is incurred.  Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will Company be liable for any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
14.2Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to be “nonqualified deferred compensation” and Executive is determined to be a “specified employee,” each as defined in Section 409A, then such payment or benefit will not be paid until the first payroll date following the six-month anniversary of the Termination Date (“Specified Employee Payment Date”).  Any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to Executive in a lump sum on the Specified Employee Payment Date and any remaining payments will be paid in accordance with their original schedule.
15.Successors and Assigns. This Agreement is personal to Executive and will not be assigned by Executive. Company may assign this Agreement to any successor or assign to all or substantially all of the business or assets of Company.
16.Notice. Notices and all other communications provided for in this Agreement will be in writing and transmitted by means of the method most frequently used to communicate with the other party.
17.Representations of Executive. Executive represents and warrants to Company that his/her acceptance of employment with Company and the performance of Executive’s duties hereunder will not conflict with or result in a breach of any contract, agreement or understanding to which Executive is a party or is otherwise bound.
EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WORKIVA INC.

By: ___________________________
Name: _________________________
Title: __________________________

[EXECUTIVE]

Signature: _______________________
Print Name: _____________________

Annex A

SEVERANCE AGREEMENT AND GENERAL RELEASE

    This Severance Agreement and General Release is being entered into by Workiva Inc. (“Company”) and [EXECUTIVE] (“Executive”) (together, “Parties”).

    WHEREAS, the Parties previously entered into an Employment Agreement dated [EFFECTIVE DATE];

    WHEREAS, [Company now wishes to terminate Executive’s employment without Cause] OR [Executive is resigning for a Good Reason] as defined in the Employment Agreement;

    WHEREAS, Executive is entitled to certain payments and benefits under the Employment Agreement in exchange for a general release of claims; and

    WHEREAS, the Parties wish to resolve all matters related to Executive’s employment with and termination from Company in an amicable manner.

    THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1.TERMINATION DATE.
1.1.Executive’s employment with Company is terminated effective _________________ (“Termination Date”).
2.VALUABLE CONSIDERATION.
2.1.Company agrees to provide Executive with all payments and benefits set forth in section 4 of the Employment Agreement in accordance with the terms set forth therein (“Severance”).
2.2.Executive acknowledges that the benefits described above are being provided to him/her expressly in exchange for his/her entering into this Agreement.
3.RELEASE, WAIVER AND COVENANTS NOT TO SUE.
3.1.Executive hereby releases and waives all claims and causes of action of any kind that he/she has, known and unknown, against Company, including its owners, officers, directors, parents, subsidiaries, Executives, affiliates, agents, attorneys, joint ventures, successors and/or assigns (Company together with these individuals and entities are referred to as the “Released Parties”). This release and waiver includes all claims and causes of action that he/she has under any federal, state or local law, including Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act and the Iowa Civil Rights Act. It also includes any common law claims, such as contract and tort claims.
3.2.Executive also agrees not to file any lawsuit based on claims he/she has released in this Agreement, although he/she may participate in an investigation or proceeding conducted by an administrative agency provided he/she agrees to waive his/her right to any monetary recovery.

3.3.Executive understands that nothing in this Agreement prevents him/her from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including the Equal Employment Opportunity Commission and the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further understands that this Agreement does not limit his/her ability to file a complaint or participate in any investigation or proceeding that may be conducted by any government agency, including by providing documents or other information, without notice to Workiva, provided Executive agrees to waive rights to any monetary recovery, except for any monetary recovery as a whistleblower.
3.4.This release and waiver by Executive does not apply to any claims or rights under the Age Discrimination in Employment Act based on events that take place after the date on which he/she signs this Agreement or claims to enforce this Agreement
4.CONFIDENTIALITY.
4.1.Executive agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of Company, except that he/she may discuss the terms of this Agreement with his/her attorney, spouse, tax advisor and as required by law.
5.RETURN OF PROPERTY.
5.1.Executive agrees promptly to return all property of Company in his/her possession or control, wherever located, including all documents and files pertaining to Company or its interests, whether in electronic form or otherwise and whether deemed confidential or not, by no later than ______________.
6.NON-DISPARAGEMENT.
6.1.Executive confirms and agrees that he/she will not make any oral or written statements to any third party about any of the Released Parties that are intended or reasonably likely to disparage any of them in any way. However, he/she is not prohibited from testifying truthfully under oath or providing truthful information in connection with an agency proceeding.
7.KNOWING AND VOLUNTARY RELEASE.
7.1.Executive has 21 days from the date on which he/she receives a copy of this Agreement to decide whether or not to sign it.
7.2.Executive agrees that he/she has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.
7.3.EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

8.ENTIRE AGREEMENT AND SEVERABILITY.
8.1.The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have with the exception of those terms of the Employment Agreement which expressly survive the termination of Executive’s employment.
8.2.The Parties further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full effect.
9.APPLICABLE LAW.
9.1.This Agreement is governed by the laws of the state of [STATE].
10.EFFECTIVE DATE.
10.1.To accept this Agreement, Executive must sign below and deliver it to Company, c/o _________________.
10.2.Executive may revoke this Agreement during the seven-day period immediately following his/her execution of the Agreement by delivering a written notice of revocation to Company, c/o _____________.
10.3.Assuming no revocation, this Agreement will become final and binding on both Parties on the eighth day following Executive’s execution of this Agreement (“Effective Date”).
HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT.

[EXECUTIVE] ____________________________ Date: _______________________	WORKIVA INC. By:_________________________________ Title: _______________________________ Date: _______________________________